Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:                         John Hulbert, Investors, (612) 761-6627

Eric Hausman, Financial Media, (612) 761-2054

Target Media Hotline, (612) 696-3400

Target Corporation Announces Final Results of Tender Offers

MINNEAPOLIS (July 16, 2014) — Target Corporation (“Target”) (NYSE:TGT) today announced the final results of its previously announced tender offers (the “Tender Offers”) to purchase for cash up to $1,000,000,000 (the “Maximum Payment Amount”) of its notes and debentures listed in the table below (collectively, the “Notes”), which commenced on June 17, 2014 and expired at 11:59 p.m., New York City time, on July 15, 2014 (the “ Expiration Date”).

Target has accepted for purchase $725,236,000.00 aggregate principal amount of Notes validly tendered and not validly withdrawn.  Target will pay aggregate Total Consideration and Late Tender Offer Consideration of $999,999,150.10 for the Notes accepted for purchase.

As further explained in the offer to purchase and related letter of transmittal, each dated June 17, 2014 (the “Tender Offer Documents”), Target accepted the Notes for purchase in accordance with the “Acceptance Priority Levels” set forth in the table below.  Target accepted for purchase 100% of the Notes listed in the table below at Acceptance Priority Level 1.  Due to oversubscription, Target accepted for purchase on a pro rata basis approximately 18% of the Notes listed in the table below at Acceptance Priority Level 2.  Target has not accepted for purchase any of the Notes listed below at Acceptance Priority Levels 3 through 6.  Target expects to make payment for the applicable Notes accepted for purchase in same-day funds on July 16, 2014.  The Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Tender Offer Documents.

Holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on June 30, 2014 (such date and time, the “Early Tender Date”) are eligible to receive the “Total Consideration” listed in the table below for Notes accepted for purchase.  Holders of Notes who validly tendered their Notes after the Early Tender

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Target Corporation Announces Final Results of Tender Offers – Page 2 of 2

Date but at or prior to the Expiration Date are eligible only to receive an amount equal to the “Late Tender Offer Consideration” listed in the table below for Notes accepted for purchase.

Up to $1,000,000,000 Aggregate Purchase Price of the Outstanding Notes Listed Below

Title of Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Total Consideration(1)		Late Tender Offer Consideration(1)		Principal Amount Tendered at Expiration	Principal Amount Accepted for Purchase	Percentage of Outstanding Notes Purchased
7.000% Notes due 2038	87612EAU0	$1,489,254,000	1	$1,389.79		$1,359.79		$620,677,000	$620,677,000	41.68%
6.500% Notes due 2037	87612EAR7	$1,250,000,000	2	$1,314.53		N/A	(2)	$565,934,000	$104,559,000	8.36%
6.35% Debentures due 2032	87612EAK2	$550,000,000	3	N/A	(3)	N/A	(3)	$141,714,000	$0	0%
7.00% Debentures due 2031	87612EAF3	$218,332,000	4	N/A	(3)	N/A	(3)	$2,890,000	$0	0%
6.65% Debentures due 2028	239753DL7	$115,827,000	5	N/A	(3)	N/A	(3)	$23,746,000	$0	0%
6.75% Debentures due 2028	239753DJ2	$135,479,000	6	N/A	(3)	N/A	(3)	$14,555,000	$0	0%

(1)             Per $1,000 principal amount of Notes.

(2)             No Notes of this series were tendered after the Early Tender Date.

(3)             Total Consideration and Late Tender Offer Consideration omitted because Target did not purchase any Notes of this series.

Information Relating to the Tender Offers

Barclays Capital Inc., BofA Merrill Lynch and Citigroup Global Markets Inc. served as dealer managers for the Tender Offers.  Investors with questions regarding the Tender Offers may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).  Global Bondholder Services Corporation is the tender and information agent for the Tender Offers and can be contacted at (866) 807-2200 (toll-free) or (212) 430-3774 (collect).  This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,916 stores — 1,789 in the United States and 127 in Canada — and at Target.com.  Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom.  For a behind-the-scenes look at Target, visit ABullseyeView.com or follow @TargetNews on Twitter.

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